Exhibit 4.11

Asset Purchase Agreement

This Agreement is entered into

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“ROCHE Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“ROCHE Nutley”; ROCHE Basel and ROCHE Nutley together referred to as “ROCHE”)

on the one hand

and

Evotec Neurosciences GmbH

with their office and place of business at Schnackenburgallee 114, 22525 Hamburg, Germany (“EVOTEC”)

on the other hand

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

WHEREAS, ROCHE and EVOTEC entered into a License Agreement effective as of December 19, 2003, as amended on April 15, 2004 (“2003-Agreement”), under which ROCHE granted EVOTEC certain rights and licenses to patent rights and know-how;

WHEREAS, the 2003-Agreement has been replaced and superseded by the Amended and Restated License Agreement (“License Agreement”) signed on March 4, 2009 and effective retroactively, as of December 19, 2003.

WHEREAS, EVOTEC wishes to return to ROCHE all rights and licenses previously granted by ROCHE to it under the License Agreement and to sell to ROCHE certain patents and know-how owned by EVOTEC as set forth herein;

NOW, THEREFORE, the Parties hereby agree as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Asset Purchase Agreement

1.	Definitions		6
	1.1	Affiliate	6
	1.2	Agreement	6
	1.3	Assets	6
	1.4	Business Day	6
	1.5	Calendar Quarter	6
	1.6	Calendar Year	7
	1.7	Commercially Reasonable Efforts	7
	1.8	Combination Product	7
	1.9	Condition Precedent	7
	1.10	Compounds	7
	1.11	Control	7
	1.12	Confidential Information	8
	1.13	Cover	8
	1.14	EVOTEC Know-How	8
	1.15	EVOTEC Patent Rights	8
	1.16	EVT 101	9
	1.17	EVT 103	9
	1.18	Expert	9
	1.19	FDA	9
	1.20	FDCA	9
	1.21	Field	9
	1.22	Filing	9
	1.23	First Commercial Sale	9
	1.24	IND	9
	1.25	Initiation	9
	1.26	Invention	10
	1.27	Joint Know-How	10
	1.28	Joint Patent Rights	10
	1.29	Know-How	10
	1.30	Material Adverse Change	10
	1.31	NDA	10
	1.32	Net Sales	10
	1.33	Party	11
	1.34	Payment Term	11
	1.35	Patent Rights	11
	1.36	Phase II Study	11
	1.37	Phase III Study	12
	1.38	[***]	12
	1.39	Product	12
	1.40	Regulatory Authority	12
	1.41	Regulatory Approval	12
	1.42	ROCHE Group	12
	1.43	ROCHE Know-How	12
	1.44	ROCHE Patent Rights	12
	1.45	ROCHE Base Patent Rights	12

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

	1.46	Licensee	13
	1.47	Summary Report	13
	1.48	Territory	13
	1.49	Third Party	13
	1.50	Transaction	13
	1.51	US	13
	1.52	VAT	13
2.	Sale and Purchase		13
3.	Signing Date, Closing Date and Closing		14
	3.1	Signing Date	14
	3.2	Closing Date	14
	3.3	Closing	14
4.	Conditions to Closing, Covenants between Signing and Closing		15
	4.1	Conditions to the Parties’ Obligations	15
	4.2	No Refusal or Delay	15
	4.3	Conduct of Business and Other	15
5.	EVOTEC’s Post Closing Obligations		15
	5.1	Cooperation	15
	5.2	Disclosure of Know-How and Information	16
	5.3	Transfer of Regulatory Documents	16
	5.4	Ongoing Studies	16
	5.5	Pharmacoviligance	17
	5.6	Point of Contact	17
6.	Manufacture and Supply		17
7.	Regulatory		17
8.	Purchase Price		18
9.	Further Payments		18
	9.1	Development Event Payments	18
	9.2	Sales Based Events	18
	9.3	Commercial Payments	19
	9.4	Final Payment	20
10.	Accounting and reporting		20
	10.1	Timing of Payments	20
	10.2	Late Payment	20
	10.3	Method of Payment	21
	10.4	Currency Conversion	21
	10.5	Reporting	21
11.	Taxes		21
12.	Auditing		21
	12.1	Auditing	21
	12.2	Sharing of draft reports	22
	12.3	Over-or Underpayment	22
	12.4	Duration of Audit Rights	22
13.	Guarantees of EVOTEC		22
	13.1	Incorporation of EVOTEC	23
	13.2	Assets	23
	13.3	Know-How and Intellectual Property Rights	23
	13.4	Litigation	24

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

	13.5	All of NMDA program	24
	13.6	Taxes	24
	13.7	Full disclosure	24
	13.8	Safety Data	24
	13.9	Inventors	24
	13.10	No Claims	24
	13.11	No Conflict	25
14.	EVOTEC’s Liability And Limitations to EVOTEC’s Liabilities; indemnification with respect to employees of EVOTEC		25
	14.1	Scope of Guarantees	25
	14.2	Indemnification with respect to employees of EVOTEC	26
15.	Guarantee of ROCHE		27
	15.1	Representation	27
	15.2	Indemnification	28
	15.3	Further Indemnification	28
	16.	Covenants of ROCHE	28
	16.1	Development and Commercialisation of a Product by ROCHE	28
	16.2	EVOTEC’s Rights to Information	28
	16.3	Payment	28
	16.4	Publications	29
	16.5	Failure of ROCHE to comply with Covenants under Sections 16.1, 16.2 or 16.3	29
17.	Transfer of Rights		29
	17.1	Prior to First Commercial Sale	29
	17.2	Within four (4) years from First Commercial Sale	30
	17.3	After four (4) years from First Commercial Sale	30
	17.4	No further Payments	30
18.	Termination		31
19.	Miscellaneous		31
	19.1	Confidentiality	31
	19.2	Governing Law	31
	19.3	Disputes	31
	19.4	Arbitration	31
	19.5	Assignment	32
	19.6	Independent Contractor	32
	19.7	Rights of Retention and Set-off	32
	19.8	Expenses and Fees	32
	19.9	Unenforceable Provisions and Severability	32
	19.10	Waiver	32
	19.11	Appendices	32
	19.12	Amendments	33
	19.13	Notice	33

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 Affiliate

The term “Affiliate” shall mean:

a)	An entity that owns directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise;

b)	any entity in which a Party owns a controlling interest, by stock ownership or otherwise, or;

c)	any entity under common control with a Party, directly or indirectly.

For purposes of this paragraph, “controlling interest” and “control” mean ownership of more than fifty percent (50%) of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control of or the right to control the management and the affairs of the entity or Party in question.

For purposes of this Agreement, Genentech, Inc., 1 DNA Way, South San Francisco, 94080-4990, California, USA and Chugai Pharmaceutical Co. Ltd., 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324, Tokyo, 104-8301, Japan (“Chugai”), each shall not be deemed an Affiliate of ROCHE, unless ROCHE opts for the inclusion of Genentech or an affiliate of Genentech and/ or Chugai by giving written notice to EVOTEC.

1.2 Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3 Assets

The term “Assets” shall mean (i) EVOTEC’s rights under the ROCHE Patent Rights, the ROCHE Know-How, and Roche’s interest in the Joint Patent Rights and the Joint Know-How and (ii) (a) the EVOTEC Patent Rights, (b) the EVOTEC Know-How relating to Compounds within clause (i) of the definition of Compound in Section 1.10 and/or Products containing such a Compound, (c) EVOTEC’s interest in the Joint Patent Rights, and (d) EVOTEC’s interest in the Joint Know-How relating to Compounds within clause (i) of the definition of Compound in Section 1.10 and/or Products containing such a Compound.

1.4 Business Day

The term “Business Day” shall mean 9:00am to 5:00pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Germany or Switzerland.

1.5 Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.6 Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Closing Date and end on December 31.

1.7 Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean those efforts, activities and measures, which another pharmaceutical company of comparable size as ROCHE would consider to be commercially reasonable, feasible and viable to be performed, undertaken or made in or under the specific circumstances for its own pharmaceutical products with similar market potential, using prudent scientific and business judgment. ROCHE shall be deemed diligent as long as ROCHE, its Affiliates or Licensees actively develop and/or commercialize at least one Product in at least one indication during the Payment Term.

ROCHE does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise of diligence by ROCHE is to be determined by judging its efforts taken as a whole for development and commercialization by ROCHE (its Affiliates and Licensees) of a first Product in a first indication in the Territory.

1.8 Combination Product

The term “Combination Product” shall mean a Product that, in addition to containing as active ingredient a product which is a Product, also contains at least one other active pharmaceutical ingredient in a finished form that is not a Product.

1.9 Condition Precedent

The term “Condition Precedent” shall mean the conditions set forth in Section 4 of this Agreement.

1.10 Compounds

The term “Compounds” shall mean (i) EVT 101 and EVT 103 and other compound structures Covered by the patent applications and patents for NMDA-2B receptor antagonists listed in Appendix 1 to this Agreement, including their salts, polymorphs, crystal forms, esters, hydrates, solvates, chelates, clathrates, metabolites that are NMDA-2B receptor antagonists, pro-drugs, isomers and enantiomers, and (ii) and all NMDA-2B receptor antagonists, including their salts, polymorphs, crystal forms, esters, hydrates, solvates, chelates, clathrates, metabolites that are NMDA-2B receptor antagonists, pro-drugs, isomers and enantiomers, which are Covered by Patent Rights Controlled by EVOTEC at the Closing Date, provided however such Patent Rights or relevant compounds did not become Controlled by EVOTEC more than six (6) months after the Signing Date as a result of a merger of EVOTEC with a Third Party, the acquisition of EVOTEC by a Third Party, the sale or other transfer involving all or substantially all of the assets of EVOTEC to a Third Party, the acquisition of a Third Party by EVOTEC or the sale or other transfer involving all or substantially all of the assets of a Third Party to EVOTEC, or any similar transaction involving EVOTEC and a Third Party.

1.11 Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights, Inventions and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.12 Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, owned by or that is disclosed by one party or its Affiliates (“Disclosing Party”) to the other party or its Affiliates (“Receiving Party”). Information shall not include any information, data or know-how which:

(i)	was generally available to the public at the time of disclosure, or information which becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party,

(ii)	can be shown by cogent written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party having no obligation of confidentiality to the Disclosing Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party as evidenced by written records other than through knowledge of Confidential Information of the Disclosing Party and by persons having no access to the Confidential Information of the Disclosing Party,

(v)	is required to be disclosed by the Receiving Party to comply with a court or administrative order providing the Receiving Party furnishes prompt notice (in no event less than three (3) days) to the Disclosing Party to enable it to resist such disclosure, or (vi) is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of both Parties.

1.13 Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.14 EVOTEC Know-How

The term “EVOTEC Know-How” shall mean the Know-How that EVOTEC Controls at the Closing Date.

1.15 EVOTEC Patent Rights

The term “EVOTEC Patent Rights” shall mean the Patent Rights that EVOTEC Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Compound or a Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.16 EVT 101

The term “EVT 101” shall mean [***].

1.17 EVT 103

The term “EVT 103” shall mean [***].

1.18 Expert

The term “Expert” shall mean a person with no less than fifteen (15) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product marketing and/or pricing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.19 FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.20 FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

1.21 Field

The term “Field” shall mean the prevention, diagnosis and/or treatment of human diseases.

1.22 Filing

The term “Filing” shall mean the submission of an application to the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.23 First Commercial Sale

The term “First Commercial Sale” shall mean the first invoiced sale of a Product to a Third Party by the ROCHE Group following the receipt of any Regulatory Approval required for the sale of such Product, if any.

1.24 IND

The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Products in humans.

1.25 Initiation

The term “Initiation” shall mean the date that a human is first dosed with the Product in a Phase II Study or Phase III Study, as applicable, approved by the respective Regulatory Authority.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.26 Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in the conduct of any activity that is carried out pursuant to the License Agreement.

1.27 Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly in the conduct of any activity carried out pursuant to the License Agreement jointly by employees of EVOTEC and a member of the ROCHE Group with or without a Third Party.

1.28 Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering an Invention that is conceived or reduced to practice in the conduct of any activity carried out pursuant to the License Agreement jointly by employees of EVOTEC and a member of the ROCHE Group with or without a Third Party.

1.29 Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Compounds or Products.

1.30 Material Adverse Change

The term “Material Adverse Change” shall mean any effect or change that would be materially adverse to the Assets taken as a whole or on the ability of EVOTEC to consummate timely the Transaction.

1.31 NDA

The term “NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g. the marketing authorization application (MAA) in the EU).

1.32 Net Sales

The term “Net Sales” shall mean the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) a lump sum deduction of five percent 5%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by the ROCHE Group on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense);

For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean the amount of gross sales of the Product invoiced by the ROCHE Group to Third Parties less deductions such as:

a)	Governmental price reductions and changes to reserves of governmental price reductions, such as price reductions, rebates to managed care organizations or social and welfare systems, charge backs or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Licensee on a product-by-product basis), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, clawback schemes and any other such scheme)

b)	Contract pricing chargebacks and changes to reserves of contract pricing chargebacks, such as periodic charges of wholesalers and chargebacks for price capping programs

c)	Customer rebates and changes to reserves of customer rebates, such as volume (quantity) discounts or price discounts

d)	Returns and return reserves, such as in cases for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls, covering both resellable products and goods which have to be destroyed

e)	Cash discounts

f)	Taxes, such as value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount

For the avoidance of doubt, the “Adjusted Gross Sales” on a Product-by-Product basis, means the same methodology as ROCHE consistently uses to recognize sales in its financial reporting, which is in accordance with the then used International Financial Reporting Standards (IFRS), and is reviewed and approved by ROCHE’s external auditors.

1.33 Party

The term “Party” shall mean EVOTEC or ROCHE, as the case may be, and “Parties” shall mean EVOTEC and ROCHE collectively.

1.34 Payment Term

The term “Payment Term” shall mean, with respect to each and every Product in a given country, the period of time commencing on the date of First Commercial Sale of the first Product in such country and ending 10 (ten) years after the date of the First Commercial Sale of the first Product in such country. With regard to the calculation of the 10 (ten) year period, the EU shall be considered as one country.

1.35 Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.36 Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b), and the foreign equivalent thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.37 Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c), and the foreign equivalent thereof.

1.38 [***]

The term “[***]” shall mean a Compound, with the exception of EVT101 and EVT103, [***] containing receptors in vivo.

1.39 Product

The term “Product” shall mean any product, including without limitation any Combination Product containing a Compound as pharmaceutically active agent, regardless of their finished forms or formulations or dosages.

1.40 Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.41 Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.42 ROCHE Group

The term ROCHE Group shall mean collectively ROCHE and its Affiliates and Licensees.

1.43 ROCHE Know-How

The term “ROCHE Know-How” shall mean all Know-How that ROCHE Controls.

1.44 ROCHE Patent Rights

The term “ROCHE Patent Rights” shall mean all Patent Rights (i) Covering an Invention that ROCHE Controls and that relate to the discovery, manufacture, development or commercialization of a Product or (ii) Covering a Product. The term ROCHE Patent Rights include ROCHE Base Patent Rights.

1.45 ROCHE Base Patent Rights

The term “ROCHE Base Patent Rights” shall mean any and all Patent Rights listed in Appendix 1 of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.46 Licensee

The term “Licensee” means an entity to which ROCHE or its Affiliates have licensed rights relating to the Compound or Product.

1.47 Summary Report

The term “Summary Report” shall mean a high level bullet point summary covering the following development activities: pre-clinical development; clinical development, regulatory filings, regulatory approvals.

1.48 Territory

The term “Territory” shall mean all countries of the world.

1.49 Third Party

The term “Third Party” shall mean a person or entity other than (i) EVOTEC or any of its Affiliates or (ii) a member of the ROCHE Group.

1.50 Transaction

The term “Transaction” shall mean the sale and the purchase of the Assets contemplated by this Agreement and as described in Section 2.

1.51 US

The term “US” shall mean the United States of America and its territories and possessions.

1.52 VAT

The term “VAT” shall mean Value Added Tax.

2. Sale and Purchase

a) EVOTEC hereby agrees to (i) return to ROCHE all rights and licenses granted to it by ROCHE under the License Agreement, i.e., the license under the ROCHE Patent Rights and Roche Know-How, and under Roche’s interest in the Joint Patent Rights and Joint Know-How, and (ii) sell to ROCHE (1) all EVOTEC Patent Rights, (2) the EVOTEC Know-How relating to Compounds within clause (i) of the definition of Compound in Section 1.10 and/or Products containing such a Compound, (3) EVOTEC’s interest in the Joint Patent Rights and (4) EVOTEC’s interest in Joint-Know-How relating to Compounds within clause (i) of the definition of Compound in Section 1.10 and/or Products containing such a Compound, with economic effect as of the Closing Date.

ROCHE shall receive the originals of all documents relating to the Assets. However, EVOTEC shall be entitled to retain such originals to the extent that EVOTEC is obliged by law to do so. In this case EVOTEC shall provide to ROCHE complete copies of the relevant documents and information. EVOTEC shall be entitled to keep copies of all documents provided to ROCHE.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

b) Freedom to operate licenses to EVOTEC. ROCHE will grant to EVOTEC the necessary freedom-to-operate licenses under any technologies used by EVOTEC. Such licenses, if any, will be granted in a written document signed by authorized signatories of the Parties. Such licenses will be cost-free, unless costs are due by ROCHE to third parties.

c) License to EVOTEC for [***]. ROCHE grants to EVOTEC and its Affiliates an exclusive (even as to ROCHE) sub-licensable, royalty-free, fully-paid, perpetual, non-terminable right and license to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold the [***] in any and all fields in the Territory

d) Use of [***]. Roche shall have access to the [***], free of charge, for research and development purposes for any of ROCHE’s products, except as exclusively licensed to EVOTEC. Under this Section 2.d) the term [***] shall mean (i) the [***] in development and (ii) the [***] registered and commercially available.

If ROCHE wishes to use the [***] for Roche’s marketed products, then ROCHE shall have preferred access to use the [***].

3. Signing Date, Closing Date and Closing

3.1 Signing Date

“Signing Date” shall be the day when this Agreement has been signed on behalf of authorized representatives of all Parties.

3.2 Closing Date

“Closing Date” shall be the fifth Business Day after all Conditions Precedent have been met, unless otherwise agreed by the Parties.

On the Closing Date, the Parties shall meet at 11:00 a.m. at the offices of EVOTEC, or at such other time and place as the Parties may mutually agree upon, to confirm the satisfaction of the Conditions Precedent and to take, if any, all actions necessary to finalize the Transaction (herein “Closing”).

3.3 Closing

EVOTEC and ROCHE hereby agree that at Closing:

a)	EVOTEC’S interest and licenses to the ROCHE Patent Rights, Roche Know-How and ROCHE’s interest in the Joint Patent Rights and Joint Know-How shall be returned to ROCHE.

b)	Title to the Assets shall pass to ROCHE.

c)	The transfer of possession of the physical assets sold and transferred to ROCHE according to Section 2 shall take place by grant of direct possession of the physical assets sold passing to ROCHE on the Closing Date. This shall primarily be accomplished by ROCHE on the Closing Date taking possession of the Assets.

d)	To the extent that as of the Closing Date the physical assets are in the possession of Third Parties, EVOTEC hereby assigns effective as of the Closing Date its claims for surrender with respect to such physical assets against these third parties to ROCHE.

e)	ROCHE shall pay the Purchase Price in accordance with Section 8.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4. Conditions to Closing, Covenants between Signing and Closing

4.1 Conditions to the Parties’ Obligations

The obligation of the Parties to consummate the Transaction pursuant to this Agreement is subject to the satisfaction of the following conditions (the “Conditions Precedent”):

a)	ROCHE has exercised its Option Right under the License Agreement by giving written notice to EVOTEC.

b)	All filings have been made and all waiting periods have expired or been terminated in relation to the Transaction under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and any foreign equivalent thereof, if any.

c)	The obligation of ROCHE to consummate the Transaction pursuant to this Agreement is subject to the satisfaction of the following additional Conditions Precedent which may, all or in part, be waived by ROCHE in its sole discretion:

(i)	All of the guaranties of EVOTEC set forth in Section 13 are true and correct as of the Closing Date.

(ii)	No Material Adverse Change to the Assets has occurred.

(iii)	EVOTEC is not in violation of Section 4.3.

4.2 No Refusal or Delay

No Party shall be entitled to refuse or delay the consummation of any of the Transaction for any reason other than the non-satisfaction of any Conditions Precedent as set forth in Section 4.1.

4.3 Conduct of Business and Other

From the Signing Date to the Closing Date EVOTEC shall be obligated to the following:

a)	the business activities of EVOTEC regarding the Assets shall be conducted in the ordinary course of business;

b)	comply with all terms set forth in this Agreement;

c)	maintain all Patent Rights related to the Assets in accordance with the License Agreement;

d)	disclose to ROCHE all events and circumstances which ROCHE in its reasonable judgment may deem relevant for the accomplishment of this Agreement;

e)	refrain from granting any rights, including, without limitation, the sale and transfer, regarding the Assets to Third Parties;

f)	upon ROCHE’s reasonable request, give ROCHE access to all information relating to the Assets.

5. EVOTEC’s Post Closing Obligations

5.1 Cooperation

After the Closing, the Parties shall cooperate and assist each other in good faith as is reasonably necessary and appropriate to ensure a further smooth transfer of the Assets to ROCHE. Upon ROCHE’s reasonable request, and to the extent not already transferred, EVOTEC shall promptly give ROCHE complete access to all data,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

material and information relating to the Assets. In particular, to the extent that following Closing Assets are yet to be transferred to ROCHE, EVOTEC is obliged to maintain all documents, material and data related to the Assets in the ordinary course of business.

5.2 Disclosure of Know-How and Information

Promptly after its availability, EVOTEC shall disclose to ROCHE without undue delay all further Know-How and information related to the Assets, including but not limited to any Know-How and information generated under Section 5.4, that come to EVOTEC’s attention after the Closing. Upon ROCHE’s request EVOTEC shall deliver to ROCHE all of such Know-How and information.

5.3 Transfer of Regulatory Documents

Promptly after the Closing Date or promptly after its availability pursuant to Section 5.4, EVOTEC shall transfer and assign to ROCHE all INDs in its possession and control and shall provide to ROCHE copies of all correspondence relating to Products with the Regulatory Authorities. In addition, at a date defined by ROCHE, EVOTEC shall transfer and assign to ROCHE any regulatory dossiers containing information necessary or useful to ROCHE in connection with its regulatory filings for all Products, including, but not limited to clinical trial dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical and clinical studies. For all completed study reports, EVOTEC shall provide necessary documentation to confirm data reliability, including but not limited to original author signatures, raw data lists, GLP and GCP compliance information. All documentation is to be provided in English.

Promptly after the Closing Date, EVOTEC shall transfer to ROCHE the historical clinical safety data prior to ROCHE starting clinical trial enrollment activities. It is agreed that after transfer of historical clinical safety data (Safety information on serious adverse events shall be provided in CIOMS format and Safety information on non-serious adverse events shall be provided in English Line Listing format). ROCHE shall be solely responsible for maintaining the global safety database for the Product.

5.4 Ongoing Studies

a) Ongoing Studies under the Development Plan

Notwithstanding Section 5.3, if, at Closing Date, EVOTEC conducts any non-clinical or clinical studies under the agreed Development Plan (as defined in the License Agreement), then (i) EVOTEC shall use Commercially Reasonable Efforts (as defined for EVOTEC in the License Agreement) to complete such studies, (ii) EVOTEC shall use Commercially Reasonable Efforts (as defined for EVOTEC in the License Agreement) to finalize all study reports in a format ready for submission to Regulatory Authorities, e.g. including all appendices and listings and quality controlled and (iii) ROCHE shall assume the cost for such studies under an agreement to be negotiated between the Parties in good faith.

b) Ongoing Studies outside the Development Plan

Notwithstanding Section 5.3, if, at Closing Date, EVOTEC conducts and non-clinical or clinical studies outside the agreed Development Plan (as defined in the License Agreement), then ROCHE has the right but not the obligation to (I) request the transfer of such studies to ROCHE or to (II) ask EVOTEC to continue the studies at ROCHE’s future costs or (III) to decline interest in (I) and (II).

(I) If ROCHE requests the transfer of such studies to ROCHE, then the Parties will discuss in good faith the modalities of such transfer and execute a Pharmacovigilance Agreement, if necessary.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(II) If ROCHE asks EVOTEC to continue the studies, then (i) EVOTEC shall use Commercially Reasonable Efforts (as defined for EVOTEC in the License Agreement) to complete such studies, (ii) EVOTEC shall use Commercially Reasonable Efforts (as defined for EVOTEC in the License Agreement) to finalize all study reports in a format ready for submission to Regulatory Authorities, e.g. including all appendices and listings and quality controlled and (iii) ROCHE shall assume the future cost for such studies under an agreement to be negotiated between the Parties in good faith.

(III) If ROCHE declines (I) and (II) within thirty (30) days after Closing, then, except for any activities conducted under the Development Plan, EVOTEC shall have the right but not the obligation to continue, at EVOTEC’s costs, non-clinical development activities and clinical, including preparatory activities, ongoing as of the Closing Date.

Notwithstanding the foregoing, EVOTEC shall not initiate any new activities relating to Compounds and Products after the Closing Date.

5.5 Pharmacoviligance

ROCHE and EVOTEC agree that they will execute a separate Pharmacovigilance Agreement, if legally required, specifying the procedures and timeframes for compliance with the applicable laws and regulations pertaining to safety reporting and its related activities of the Compounds and Products,

5.6 Point of Contact

Upon ROCHE’s request, EVOTEC shall provide ROCHE with a point of contact at EVOTEC who will work with ROCHE for a period of six (6) months after the Closing Date to address any questions relating to the Assets.

6. Manufacture and Supply

As from the Closing Date, ROCHE shall assume full responsibility for the manufacture of Compounds and Product, for both clinical and commercial supply, either by itself or through Third Parties. Promptly following the Closing Date, the parties shall collaborate for the transfer of all data, material and information relating to the Assets to ensure a seamless transition of manufacturing and technical development activities.

7. Regulatory

After the Closing and subject to Section 5.3 and 5.4, ROCHE, at its sole cost, shall pursue all regulatory affairs related to the Compounds and the Products in the Territory including the preparation and filing of applications for regulatory approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Compounds and Products. ROCHE shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in all countries in the Territory. ROCHE or its Affiliates shall own and file in their discretion all regulatory filings and regulatory approvals for all Products in all countries of the Territory.

ROCHE, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of the Products in the Territory.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8. Purchase Price

The Purchase Price for the Assets shall amount to sixty-five million US dollars (US$ 65 million) plus applicable VAT and sales taxes in the amount statutorily required, if any, and shall hereinafter be referred to as the “Purchase Price”.

The Purchase Price shall become due and payable at Closing upon contemporaneous transfer and assignment of the Assets as set forth in Section 3.3. The Purchase Price shall be non-refundable in the event of the transfer of assets to EVOTEC as stipulated in Section 17 of this Agreement.

9. Further Payments

9.1 Development Event Payments

ROCHE obligates itself to make further payments to EVOTEC subject to the achievement of certain steps in the process to develop the Compounds and Products.

ROCHE shall pay up to EVOTEC a total of US$ [***] (US$ [***]) in relation to the development of the Compounds and Products in the Territory. For any indication, ROCHE shall pay to EVOTEC according to the following schedule of events, as applicable:

Event	Payment
Phase II Study Initiation	US$	[***]
Phase III Study Initiation	US$	[***]
NDA Filing of first indication outside of Japan	US$	[***]
NDA Filing of first indication in Japan	US$	[***]
First Commercial Sale outside of Japan	US$	[***]
First Commercial Sale in Japan	US$	[***]
Total	US$	[***]

Each development event payment shall only be paid no more than once, the first time the first Product reaches such events in any indication, regardless of the number of times such events are subsequently reached for a given Product in the same or any other indication or for a given indication for the same or any other Product.

Upon reaching development events, ROCHE shall timely notify EVOTEC and development event payments shall be paid by ROCHE to EVOTEC within forty five (45) days from occurrence of the applicable event and receipt of an invoice from EVOTEC.

9.2 Sales Based Events

ROCHE obligates itself to make further payments to EVOTEC subject to the achievement of the launch of a Product.

ROCHE shall pay to EVOTEC up to a total of US$ [***] (US$ [***]) based on aggregate Calendar Year Net Sales in the Territory of the first Product sold:

Net Sales Threshold	Payment
First time total Calendar Year Net Sales in the Territory of the first Product exceed US$ [***]	US$ [***]
First time total Calendar Year Net Sales in the Territory of the first Product exceed US$ [***]	US$ [***]
First time total Calendar Year Net Sales in the Territory of the first Product exceed US$ [***]	US$ [***]
TOTAL	US$ [***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Each of the sales based event payments shall be paid no more than once under this Agreement, at first occurrence of the event in a Calendar Year for the first Product launched in the Territory and shall be non refundable and non creditable.

9.3 Commercial Payments

ROCHE obligates itself to make further payments to EVOTEC subject to the achievement of the launch of Products.

a) Payment Term

Payments shall be made by ROCHE on Net Sales of any Product on a country-by-country and Product-by-Product basis during the Payment Term.

The following payment rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product per geographic area of the Territory, on an incremental basis, as follows:

i)	For aggregate countries other than Japan

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
< [***]	[	***]%

> [***]—[***]	[	***]%

> [***]—[***]	[	***]%

> [***]	[	***]%

ii)	For Japan:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
< [***]	[	***]%

> [***]—[***]	[	***]%

> [***]—[***]	[	***]%

> [***]	[	***]%

For example, if Net Sales of a Product in the countries other than Japan for a given Calendar Year are US$ 1’600 million, then the royalty rate applicable to such Net Sales of such Product for that Calendar Year shall be calculated as follows: US$ [***] x [***]% = US$[***]; US$ [***] x [***]% = US$[***]; US$ [***] x [***]% = US$ $[***]; with total royalties due = US$[***].

For the purpose of calculating royalties of a Product, Calendar Year Net Sales shall be subject to the following adjustments:

b) Combination Product

If ROCHE or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately one (1) year prior to the anticipated First Commercial Sale of such Combination Product to negotiate in good

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

faith and agree to an appropriate adjustment to Net Sales to reflect the relative pharmaceutical activity of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after such good faith negotiations not to exceed ninety (90) days, the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 18.1.2. Should the Parties fail to agree within sixty (60) days of such referral, then the Net Sales shall equal such portion of the Net Sales of the Combination Product which is equivalent to the relative contribution to the pharmaceutical activity of the Product within the Combination Product, as determined by an Expert jointly appointed by the Parties within a further thirty (30) days. In the absence of an agreement on the appointment of the Expert, either Party may have such Expert appointed by the ordinary courts having jurisdiction. The decision of the Expert shall be final and binding on the Parties and the fees of the Expert shall be shared equally between the Parties.

c) Third Party Payments

ROCHE shall pay and be responsible for the entire consideration owed to any Third Party in relation to Third Party intellectual property rights that would be infringed by the manufacture, sale, use, importation or otherwise disposal of Product by ROCHE. If ROCHE is obligated to remit payments to a Third Party in relation to third party intellectual property that would be infringed by the making or the marketing of a Product, ROCHE shall be permitted to offset up to twenty five percent (25%) of any payments due to such Third Party against any royalties otherwise owed by ROCHE to EVOTEC, provided that in no event shall the effective average payment rate due to EVOTEC be reduced to below seventy five percent (75%) of the average payment rate which would have been otherwise due to EVOTEC absent such adjustment related to Third Party payments.

9.4 Final Payment

ROCHE may, at any time after the First Commercial Sale of a Product in its free discretion make a final payment to EVOTEC with respect to all commercial payments thereafter payable pursuant to Sections 9.2 and 9.3 with respect to such Product (hereinafter also referred to as: “Final Payment”).

ROCHE may choose to make a Final Payment to EVOTEC for a given Product in a given geographical area (USA, Japan, EU and all other countries) or for all Products for which a First Commercial Sale has occurred in the Territory, by providing EVOTEC with written notice of such choice and paying to EVOTEC, in lieu of the all commercial payments thereafter payable pursuant to Sections 9.2 and 9.3 with respect to such Product, a single or an agreed upon set of fixed payments which will be negotiated in good faith between EVOTEC and ROCHE. In such case, the Payment Term for such Product in such geographic area shall be deemed ended.

10. Accounting and reporting

10.1 Timing of Payments

ROCHE shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the ninety (90) days after the end of each Accounting Period in which such Net Sales occur.

10.2 Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.3 Method of Payment

All royalties on Net Sales in all countries shall be paid by ROCHE in US Dollars.

10.4 Currency Conversion

When calculating the Adjusted Gross Sales for any country, ROCHE shall convert the amount of such sales in currencies other than US Dollars into US Dollars using for internal foreign currency translation ROCHE’s then current standard practices actually used on a consistent basis.

10.5 Reporting

With each payment due under Section 9.3, ROCHE shall provide EVOTEC in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)	Adjusted Gross Sales in each country in local currency;

b)	Adjusted Gross Sales converted in US Dollars;

c)	Net Sales in each country in US Dollars;

d)	Adjustments made pursuant to Section 9.3;

e)	Net Sales after adjustments made pursuant to Section 9.3;

f)	Total Net Sales in the Territory in US Dollars;

g)	Total amount payable to EVOTEC in US Dollars; and

h)	Exchange rates used for the conversions made under Section 10.4 above.

The report for the fourth Calendar Quarter shall include a list of all countries in which a Product is sold in the Territory for the applicable Calendar Year.

11. Taxes

EVOTEC shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to EVOTEC under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to EVOTEC, then ROCHE shall promptly pay such tax, levy or charge for and on behalf of EVOTEC to the proper governmental authority, and shall promptly furnish EVOTEC with receipt of payment. ROCHE shall be entitled to deduct any such tax, levy or charge actually paid from payments due to EVOTEC or be promptly reimbursed by EVOTEC if no further payments are due to EVOTEC. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

12. Auditing

12.1 Auditing

ROCHE shall keep, and shall require its and its Affiliates and Licensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of EVOTEC, EVOTEC has the right to engage ROCHE’s officially appointed worldwide independent public accountant to perform, on behalf of EVOTEC an audit of such books and records of ROCHE and its Affiliates, that are deemed necessary by ROCHE’s independent public accountant to report on Net Sales of Product for the period or periods requested by EVOTEC and the correctness of any report or payments made under this Agreement.

Upon timely request and at least sixty (60) working days’ prior written notice from EVOTEC, such audit shall be conducted in the countries specifically requested by EVOTEC, during regular business hours in such a manner as to not unnecessarily interfere with ROCHE’s normal business activities, and shall be limited to results in the two (2) calendar years prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying payment statements, shall be treated as ROCHE Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two (2) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.

12.2 Sharing of draft reports

The auditors shall share all draft reports with ROCHE before the draft report is shared with EVOTEC and before the final document is issued; the auditors shall not interpret the agreement. The final report shall be shared by ROCHE and EVOTEC.

12.3 Over-or Underpayment

If the audit reveals an overpayment, EVOTEC shall reimburse ROCHE for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, ROCHE shall make up such underpayment with the next payment. ROCHE shall pay for the audit costs if the underpayment of ROCHE exceeds 5% of the amount due to EVOTEC for the total period being audited. Section 10.2 shall apply to this Section 12.3.

12.4 Duration of Audit Rights

The failure of EVOTEC to request verification of any payment calculation within the period during which corresponding records must be maintained under this Section 12 will be deemed to be acceptance of the payments and reports.

13. Guarantees of EVOTEC

EVOTEC grants to ROCHE independent guarantees for the facts and circumstances set out in this Section 13 and within the scope defined in, and subject to the limitations pursuant to Section 14.

All guarantees following hereinafter shall be given as of the Signing Date and EVOTEC shall cause such guarantees to be true and correct until and as of the Closing Date.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

13.1 Incorporation of EVOTEC

EVOTEC is a corporation duly incorporated, validly existing and in good standing under the laws of Germany and has all requisite power and authority, corporate or otherwise, to own its assets and to carry out its business and to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and the Transaction does not and will not

(a)	require any further consent or approval of any corporate body of EVOTEC,

(b)	violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or

(c)	conflict with, or result in a breach of, the articles of association or by-laws of EVOTEC.

13.2 Assets

To the best knowledge of EVOTEC, EVOTEC is entitled to freely dispose of the Assets as set forth in Section 2 without requiring the further consent of any Third Party and without such disposal infringing any rights of a Third Party. In particular, EVOTEC is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder and has all power and authority under all instruments or agreements to which it is a party to enter into this Agreement and to perform its obligations hereunder. EVOTEC holds legal and economic title to the EVOTEC Patent Rights and EVOTEC’s interest in the Joint Patent Rights. The Assets are free from any encumbrances or other rights granted by EVOTEC to any Third Party.

13.3 Know-How and Intellectual Property Rights

To the best knowledge of EVOTEC,

(i)	the activities of EVOTEC prior to the Closing Date in relation to the use of EVT 101 and EVT 103 have not been in the past and are not infringing any intellectual property rights of Third Parties, and

(ii)	no litigation is pending or threatened in writing wherein EVOTEC is accused of infringing or otherwise violating any Intellectual Property Rights or Patent Rights of third parties in relation to the Assets, nor has EVOTEC received written notice of any such infringement or violation, which have not been disclosed in writing to ROCHE.

EVOTEC has not transferred for economic benefit to any Third Party any Know-How sold to ROCHE pursuant to this Agreement.

EVOTEC makes no representation concerning the ability of ROCHE to utilize the Assets or to develop or commercialize any Compound or Product, including without limitation the ability of ROCHE to repeat results previously achieved by EVOTEC.

To the best knowledge of EVOTEC, all EVOTEC Patent Rights are validly existing, no other party holds title or whatsoever rights to such EVOTEC Patent Rights and no nullity procedure has been filed with respect to the EVOTEC Patent Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

13.4 Litigation

EVOTEC is not involved in any kind of proceedings pending before courts or administrative agencies or arbitration tribunals relating to the Assets and EVOTEC has not received any written threat of any such proceedings, which have not been disclosed in writing to ROCHE.

13.5 All of NMDA program

All assets and information relating to the Assets provided by EVOTEC to ROCHE pursuant to this Agreement and the information previously given to ROCHE represent all of the material information relating to the Assets known to EVOTEC. To the best knowledge of EVOTEC, EVOTEC has not withheld any material data and/or information relating to the Assets.

13.6 Taxes

To the best knowledge of EVOTEC, no taxes relating to the Assets are due or could become due relating to the activities of EVOTEC prior to the Signing Date or the activities of EVOTEC following the transfer of the Assets from EVOTEC to ROCHE which have not been disclosed in writing to ROCHE.

13.7 Full disclosure

No information provided to ROCHE is knowingly misleading and no material information regarding the Assets was knowingly withheld. To the best knowledge of EVOTEC, no information relating to the Assets has been knowingly withheld that could reasonably have had an influence on ROCHE’s decision to execute this Agreement. To the best knowledge of EVOTEC, no circumstances exist that might be expected in the future to have a material adverse effect upon the Assets as a whole.

13.8 Safety Data

EVOTEC has disclosed to ROCHE (i) all material results of all preclinical testing and human clinical testing of the Compounds in its possession or control and (ii) all material information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to the Compounds.

13.9 Inventors

EVOTEC has obtained the assignment of all interest and all rights thereunder with respect to the EVOTEC Patent Rights necessary to execute the transfer and assignment made hereunder. All of EVOTEC’s employees, officers and consultants have executed agreements requiring assignment to EVOTEC of all inventions relating to Compounds or Products made by such individuals during the course of and as a result of their association with EVOTEC.

13.10 No Claims

There are no claims or investigations (other than with respect to the Parties’ HSR Filings, or other foreign filings, if any), pending or threatened in writing against EVOTEC or any of its Affiliates, at Law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect EVOTEC’s ability to perform its obligations hereunder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

13.11 No Conflict

Neither EVOTEC nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of EVOTEC’s obligations hereunder.

14. EVOTEC’s Liability And Limitations to EVOTEC’s Liabilities; indemnification with respect to employees of EVOTEC

14.1 Scope of Guarantees

a) General

In the event of any breach or non-fulfillment by EVOTEC of any of the guarantees set forth in Section 13, EVOTEC shall be liable within the limits of this Section 14 for putting ROCHE into the same position that it would have been in if the guarantee had been correct or not been breached, or, if and to the extent EVOTEC fails to cure the breach or non-fulfillment within a period of three months after notification by ROCHE, to pay damages, provided, however, that the guarantees set forth in Section 13 shall not cover internal administration or overhead costs of ROCHE, loss of profit, loss of goodwill or reputational damage, punitive damages, or any argument that the Purchase Price was calculated upon incorrect assumptions.

b) De Minimis Amount

EVOTEC’s liability pursuant to this Section 14 for breach of the guarantees set forth in Section 13 shall only cover those cases in which ROCHE, due to a breach of a guarantee, suffers recoverable loss exceeding US Dollar four hundred thousand (US $ 400,000.00) (the “De Minimis Amount”). For the avoidance of doubt, in the event that ROCHE experiences losses exceeding the De Minimis Amount, ROCHE shall be entitled to claim the full amount of its losses.

c) Mitigation

EVOTEC shall not be liable for, and ROCHE shall not be entitled to bring, any claim under or in connection with this Agreement if and to the extent that such claims result from ROCHE causing the relevant facts or circumstances underlying the breach of the guarantee or a failure by ROCHE to avoid or to mitigate damages.

d) Exclusion of Liability

EVOTEC shall not be liable for, and ROCHE shall not be entitled to bring, any claim under or in connection with this Agreement if and to the extent ROCHE has, at the time such claim is asserted vis-à-vis EVOTEC, received full indemnification from a Third Party. In the event that ROCHE is in a position to bring such claims to EVOTEC and also to a Third Party, ROCHE shall first exhaust its claims against all Third Parties prior to bringing any claim against EVOTEC. In addition, EVOTEC shall not be liable for, and ROCHE shall not be entitled to bring, any claim for a breach or non-fulfillment of a guarantee under or in connection with this Agreement if (i) EVOTEC can demonstrate that ROCHE had knowledge of the facts or circumstances constituting the breach or non-fulfillment by EVOTEC of the relevant guarantee at or prior to the time of the Signing or (ii) EVOTEC can demonstrate that ROCHE had knowledge of the facts or circumstances constituting the breach or non-fulfillment by EVOTEC of the relevant guarantee at or prior to the time of the Closing, provided these facts or circumstances became known to EVOTEC only after Signing and were brought to ROCHE’s attention in writing without undue delay.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

e) Knowledgeable Persons on EVOTEC’s Side

If guarantees set forth in Section 13 refer to the best knowledge of EVOTEC, this means the knowledge of all senior employees (i.e. authorized officer “Prokurist” and higher) of EVOTEC who have been involved in the development of the Compounds and Products and/or the preparation of the transfer of the Assets at any time in the period between the July 31, 2008 and the Closing Date.

f) Overall Scope of EVOTEC’s Liability pursuant to this Agreement

EVOTEC’s aggregate liability pursuant to this Agreement other than its liability pursuant to Section 14.2 shall be limited to US Dollars [***] ($[***]). In the event of willful misconduct, fraudulent concealment or willful deceit, however, EVOTEC’s liability shall not be limited.

g) Limitation

All claims of ROCHE arising in connection with this Agreement other than those arising from EVOTEC’s obligations as stipulated in Section 14.2 (Employees of EVOTEC) shall be time-barred twelve (12) full calendar months from Closing.

h) Sole Remedy

ROCHE agrees that its remedies with respect to any and all damage or loss incurred by it relating to the subject matter of this Agreement shall exclusively be governed by the provisions of this Agreement. To the extent legally permissible, all other statutory or contractual claims or remedies relating to the subject matter of this Agreement other than those on the grounds as stated in Section 14.1 f) second sentence (Overall scope of liability), are expressly excluded, in particular, any claims for reduction of the purchase price or improvement based on faultiness of the object of purchase, recession, challenge, damage claims for breaching an obligation in connection with the preparation or negotiation of this Agreement by the parties or their representatives prior to the conclusion of this Agreement (culpa in contrahendo). The provisions of Section 17 (Transfer of Rights) remain unaffected.

14.2 Indemnification with respect to employees of EVOTEC

a)	The Parties jointly assume that the return of Roche’s rights and the sale and transfer of the Assets does not constitute a transfer of undertaking within the meaning of sec. 613a of the German Civil Code (BGB). Accordingly, the Parties further assume that no employees of EVOTEC will transfer across to ROCHE under sec. 613a German Civil Code and that ROCHE will not be obliged to reinstate any former employees of EVOTEC because of the Transaction.

b)	If an employee of EVOTEC should claim that his employment with EVOTEC has transferred across to ROCHE under sec. 613a German Civil Code because of the Transaction, then ROCHE shall

(i)	immediately inform EVOTEC in writing and

(ii)	take all necessary steps to terminate, on a precautionary basis, any possibly existing employment relationship between ROCHE and such employee, including, but not limited to, the issuance of a notice letter and the offering of a termination agreement.

This applies mutatis mutandis where a former employee of EVOTEC should claim to be reinstated by ROCHE in connection with sec. 613a German Civil Code because of the Transaction.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

c)	If, contrary to the Parties’ common understanding, a competent court of last instance, or, where EVOTEC agrees with ROCHE in writing not to appeal the decision of a competent inferior court, such inferior court should hold that any employee of EVOTEC has transferred across to ROCHE under sec. 613a German Civil Code because of the Transaction or that, because of the Transaction, then ROCHE is obliged to reinstate any former employee of EVOTEC (hereinafter “Transferring Employee”), EVOTEC shall indemnify ROCHE for

(i)	all claims of whatever nature and amount in connection with the employees possibly transferred, including but not limited to base salary, any social security contributions and any fringe benefits (e.g. holiday pay, bonus) the Transferring Employee is entitled to during the period between the Transferring Employee’s transfer to ROCHE and the first possible date of termination of the Transferring Employee’s employment but at least until the date when the termination of such a transferred employment is declared legally valid;

(ii)	the cost of a severance payment to the Transferring Employee in consideration for the Transferring Employee accepting the termination of his employment provided that the amount to be paid to the Transferring Employee has been agreed between EVOTEC and ROCHE in writing before the payment is made;

(iii)	all reasonable legal advisory fees incurred by ROCHE

(x)	in litigation with the Transferring Employee on a transfer of such employee’s employment to ROCHE or an obligation of ROCHE to reinstate such employee or

(y)	in connection with the termination of such employee.

The parties agree that EVOTEC shall be entitled to choose the legal advisor to render the aforementioned legal services to ROCHE.

d)	EVOTEC shall not be obliged to indemnify ROCHE under Section 14.2 c) if ROCHE effectively employs the Transferring Employee by its own decision prior to or within one year following the Closing Date.

e)	The indemnification payment described in Section 14.2. c) shall be payable within one month following the decision of the competent court of last instance or, where EVOTEC agrees with ROCHE in writing not to appeal the decision of a competent inferior court, within one month following the serving of the full judgment of the such court to both Parties upon receipt by EVOTEC of a proper invoice evidencing the payments ROCHE has made to the Transferring Employee.

15. Guarantee of ROCHE

15.1 Representation

ROCHE hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen) that

a)	it is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority, corporate or otherwise, to carry out its business, to own its assets and to execute, deliver and perform this Agreement;

b)	the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and the Transaction do not and will not

(i)	require any further consent or approval of any corporate body,

(ii)	violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii)	conflict with, or result in a breach of, the articles of association or by-laws of ROCHE; and

c)	is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a party to enter into this Agreement and to perform its obligations hereunder.

15.2 Indemnification

If ROCHE is in breach of the guarantee pursuant to this Section 15, ROCHE shall indemnify and hold harmless EVOTEC from any loss incurred by EVOTEC. All claims of EVOTEC arising under this Section 15 shall be time-barred after twelve full calendar months from Closing.

15.3 Further Indemnification

ROCHE shall further indemnify and hold harmless EVOTEC from all liabilities, losses and damages in connection with the Assets that occur after the Closing Date for so long as a Product is being developed or commercialized by ROCHE and thereafter with respect to any Product that has been manufactured or sold by the ROCHE Group or a Licensee of ROCHE. The obligation of ROCHE pursuant to this Section 15.3 shall cease in the event of a transfer to EVOTEC as stipulated in Section 17 (Transfer of Rights).

16. Covenants of ROCHE

16.1 Development and Commercialisation of a Product by ROCHE

ROCHE shall use Commercially Reasonable Efforts with regard to the development and commercialization of the Compounds and Products.

16.2 EVOTEC’s Rights to Information

In order to enable EVOTEC to monitor the progress of the development and commercialization of a Product;

(a)	From the Closing Date until the expiration of the Payment Term, ROCHE shall keep EVOTEC fully informed of the progress of its Commercially Reasonable Efforts to develop and commercialise a Product through written Summary Report, such Summary Report to be sent to EVOTEC at the end of each Calendar Year

Any such information shall be sent to EVOTEC and shall be considered Confidential Information.

(b)	From the Closing Date until the expiration of the Payment Term, EVOTEC shall be entitled to request either a telephone conference call or a meeting within every full Calendar Year to verify if ROCHE uses Commercially Reasonable Efforts. The appointed Alliance Director of ROCHE shall facilitate any such telephone conference call or meeting with appropriate ROCHE employees

16.3 Payment

Roche shall make the payments as set forth under Section 8 and Section 9.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

16.4 Publications

If EVOTEC wishes to publish the results of its development efforts with respect to the Assets which were achieved until the Closing of this Agreement, EVOTEC shall submit to ROCHE a draft of the proposed manuscript for review, comment and consideration at least four (4) weeks prior to any submission for publication or other public disclosure. EVOTEC further agrees, upon written request of ROCHE, not to submit such manuscript for publication for an additional sixty (60) days in order to allow for actions to be taken, which are necessary to preserve rights to patents or to refrain from publication. ROCHE shall have the right to object to such publications of EVOTEC.

16.5 Failure of ROCHE to comply with Covenants under Sections 16.1, 16.2 or 16.3

In the event that EVOTEC asserts that ROCHE has failed to comply with its covenants as stipulated in Sections 16.1, 16.2 or 16.3 above, EVOTEC shall so notify ROCHE in writing and state the grounds for its assertion. Within sixty (60) days of its receipt of such notice, ROCHE shall respond in writing and, if it asserts that it has not failed to comply with its covenants as stipulated in Sections 16.1, 16.2 or 16.3 above, provide EVOTEC with sufficient information to that effect. Unless EVOTEC agrees that ROCHE has not failed to comply with its covenants as stipulated in Sections 16.1, 16.2 or 16.3 above, the matter shall be resolved in accordance with Sections 18.3 and 18.4. In the event that a party takes legal action and the arbitration tribunal holds that ROCHE has failed to comply with its covenants as stipulated in Sections 16.1, 16.2 or 16.3 above, Roche shall have the right to exercise its right to license and transfer the Assets as set forth in Section 17 within ninety (90) days following delivery of the respective final decision of the court of arbitration to ROCHE. In the event that ROCHE fails to do so, EVOTEC shall be entitled to exercise the right in Section 17 on behalf of ROCHE by written notice to ROCHE, and upon delivery of such notice, the license and transfer in Section 17 will take effect immediately. EVOTEC shall be obligated to exercise its right within sixty (60) days from receiving the right to do so pursuant to this Section 16.5. In the event that EVOTEC fails to do so, EVOTEC’s right shall cease. For the avoidance of doubt, with respect to the time prior to the transfer of rights under Section 17, such license and transfer pursuant to Section 17 will not release ROCHE from complying with its covenants as stipulated in Sections 16.2 and 16.3 nor from curing any non-compliance as determined as a result of the processes stipulated in Sections 19.3 and 19.4.

17. Transfer of Rights

17.1 Prior to First Commercial Sale

If, prior to First Commercial Sale of the first Product in the Territory, the ROCHE Group ceases all activities with regards to all Compounds and Products, then ROCHE shall (i) inform EVOTEC accordingly and (ii) if EVOTEC informs ROCHE of its decision to continue development and commercialization of Compounds and Products, license to EVOTEC the ROCHE Patent Rights and ROCHE Know-How, (which will include the Patent Rights and Know-How generated by EVOTEC under the License Agreement, including the Joint Patent Rights, if any), relating to Compounds and Products in the Field in the Territory, and transfer to EVOTEC all Patent Rights and Know-How that were included in the Assets relating to Compounds within clause (ii) of the definition of “Compound” in Section 1.10 or relating to Products containing such a Compound. ROCHE shall, upon EVOTEC’s written request, to the extent it has the right to do so, transfer to EVOTEC, at no expense to EVOTEC, all regulatory filings and regulatory approvals, trademarks, and all data, including clinical data, materials and information, in ROCHE’s possession and control related to Compounds and Products.

In such case, the terms of the License Agreement shall apply, including future event payments and royalties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Upon the request of EVOTEC, ROCHE shall complete any clinical studies related to the Products that are being conducted under its IND for the Products and are ongoing as of the effective date of termination; provided, however, that

(a)	ROCHE may agree but shall have no obligation to recruit or enroll any additional patients after the ceasing of all activities under this Section 17.1; and

(b)	EVOTEC agrees to reimburse ROCHE for all of its development costs which arise in completing such studies.

17.2 Within four (4) years from First Commercial Sale

If, within four (4) years from First Commercial Sale of the first Product in the Territory, the ROCHE Group ceases all activities with regards to all Compounds and Products, then ROCHE shall (i) inform EVOTEC accordingly and (ii) if EVOTEC informs ROCHE of its decision to continue development and commercialization of Compounds and Products and pays to ROCHE a one-time, non-refundable and non-creditable transfer fee in the amount of US Dollar [***] (US$ [***]), license to EVOTEC the ROCHE Patent Rights and ROCHE Know-How (which will include the Patent Rights and Know-How generated by EVOTEC under the License Agreement, including the Joint Patent Rights, if any), relating to Compounds and Products in the Field in the Territory, and transfer to EVOTEC all Patent Rights and Know-How that were included in the Assets relating to Compounds within clause (ii) of the definition of “Compound” in Section 1.10 or relating to Products containing such a Compound.

ROCHE shall, upon EVOTEC’s written request, to the extent it has the right to do so, transfer to EVOTEC, at no expense to EVOTEC, all regulatory filings and regulatory approvals, trademarks, and all data, including clinical data, materials and information, in ROCHE’s possession and control related to Compounds and Products.

In such case, the terms of the License Agreement shall apply, including applicable event payments and royalties.

Upon the request of EVOTEC, ROCHE shall complete any clinical studies related to the Products that are being conducted under its IND for the Products and are ongoing as of the effective date of termination; provided, however, that

(a)	ROCHE may agree but shall have no obligation to recruit or enroll any additional patients after the ceasing of all activities under this Section 17.2; and

(b)	EVOTEC agrees to reimburse ROCHE for all of its development costs which arise in completing such studies.

17.3 After four (4) years from First Commercial Sale

After four (4) years from the First Commercial Sale of the first Product in the Territory, the ROCHE Group shall be free to cease all activities with regards to any and all Compounds and Products, without any compensation to EVOTEC.

17.4 No further Payments

If ROCHE transfers the rights under this Section 17, EVOTEC shall not be entitled to any further payments from ROCHE other than payments due on the day such right is exercised. For the avoidance of doubt, all payments already made to EVOTEC or due pursuant to this Agreement up to the day ROCHE informs EVOTEC of its decision to cease all activities with regards to all Compounds and Products, shall remain with EVOTEC.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

18. Termination

If the Option Right under the License Agreement expires or if ROCHE declines the Option Rights, as set forth in Section 3.1.2 or 3.1.3 of the License Agreement, then this Agreement shall automatically cease to exist.

19. Miscellaneous

19.1 Confidentiality

The Parties recognize that the Assets and the results derived from the development and commercialization of the Compounds and the Products constitute highly valuable and proprietary Confidential Information. EVOTEC agrees keep confidential, and will cause its employees, consultants, Affiliates to keep confidential, all Confidential Information and will only disclose such Confidential Information in accordance with the terms of this Agreement, unless such information is in the public domain without breach of a confidentiality obligation towards ROCHE.

Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party, provided, however, that either Party may make such a disclosure to the extent that it is required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, to do so. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice in writing beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to the execution of the Agreement for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

19.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

19.3 Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For EVOTEC:	CEO
For ROCHE:	Head of Pharma Partnering

19.4 Arbitration

Should the parties fail to agree within two (2) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be Basel, Switzerland. The language to be used shall be English.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

19.5 Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

19.6 Independent Contractor

No employee or representative of either party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other party without said party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, EVOTEC legal relationship to ROCHE under this Agreement shall be that of independent contractor.

19.7 Rights of Retention and Set-off

The rights of retention and set-off of any of the Parties with regard to any payment claims or other liabilities under this Agreement are excluded and hereby expressly waived, unless

(i)	otherwise expressly provided in this Agreement,

or

(ii)	the underlying claims of the Party exercising such right are either undisputed or confirmed by a non-appealable decision.

19.8 Expenses and Fees

Each Party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of all of its advisers.

19.9 Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the parties are not affected, i.e. the parties would presumably have concluded this Agreement without the unenforceable provisions.

19.10 Waiver

The failure by either party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective party to require such performance and/or observance. The waiver by either party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

19.11 Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

19.12 Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by authorized representatives of the parties.

19.13 Notice

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally recognized overnight courier providing evidence of delivery or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to EVOTEC, to:	Evotec Neurosciences GmbH Schnackenburgallee 114 22525 Hamburg Germany Attn: Legal Department Facsimile No.: +49 40 560 81 333

if to ROCHE, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 U.S.A. Attn. Corporate Secretary Facsimile No.: +1 973 235-3500

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Parties have entered into this Agreement.

EVOTEC NEUROSCIENCES GmbH

By:	/S/ JOHN A. KEMP	By:	/S/ K. MALECK
Name:	John A. Kemp	Name:	Dr. K. Maleck
Title:		Title:	CFO

F. HOFFMANN-LA ROCHE LTD		March 9, 2009

By:	/S/ CHRISTOPHE CARISSIMO	By:	/S/ MELANIE FREY WICK
Name:	Christophe Carissimo	Name:	Melanie Frey Wick
Title:	Global Licensing Director	Title:	Legal Counsel

HOFFMANN-LA ROCHE INC.		Apprv’d As To Form LAW DEPT.

By:	/S/ GEORGE W. JOHNSTON	By:	/S/ ILLEGIBLE
Name:	George W. Johnston
Title:	Vice President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.